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                                                                    EXHIBIT 99.1


        INTEGRATED SECURITY SYSTEMS, INC. REPORTS 2001 FINANCIAL rESULTS


Irving, Texas - August 10, 2001 - Integrated Security Systems, Inc. (OTCBB
Symbol: IZZI) today announced results for the fiscal year ended June 30, 2001 (see attached table).

Sales for the fiscal year 2001 decreased 19% or $1.3 million to $5.3 million from $6.6 million from the previous fiscal year. This decrease is primarily due to a decrease in project revenue of approximately $0.9 million at the Company's Intelli-Site, Inc. ("ISI") subsidiary consistent with the Company's previously announced business refocus on the software development side of the business. Sales at the B&B Electromatic, Inc. ("B&B") subsidiary decreased by $0.4 million due to a decrease in perimeter security sales. Gross margin decreased by 23% or $0.5 million to $1.7 million from $2.2 million primarily due to an unfavorable change in product mix sales at the B&B subsidiary.

Selling, general and administrative expenses decreased by approximately $0.3 million or 6% during the fiscal year 2001 due to overall Company reduction in staffing and operating expenses. Research and development expenses increased approximately $140,000 during the current fiscal period due to increased expenditures at the Intelli-Site subsidiary in order to both stabilize and enhance the Intelli-Site(R) product.

A special one-time charge of $3.2 million was incurred in conjunction with the conversion of debt to convertible preferred stock with a conversion price lower than the market price of the common stock at the time of conversion.

"We are not pleased with the results of fiscal year 2001, however, we are pleased and optimistic about our outlook as a result of major steps taken to recapitalize the Company and reorganize operationally. As you may recall, stockholders approved a financial restructuring in May 2001 that eliminated most of the Company's funded indebtedness through its conversion to preferred stock," said C. A. Rundell, Jr., Chairman and Chief Executive Officer.

"Further," continued Rundell, "the management team has been completely changed at the Intelli-Site subsidiary beginning with the appointment of Lars Halverson President in January 2001. The corporate staff has been cut back and certain major marketing initiatives undertaken at the B&B subsidiary. As a result of these changes, the Company anticipates volume growth that should provide positive cash flow and profits in the first half of fiscal 2002."

Headquartered in Irving, Texas, IZZI is a high technology company that designs, develops and markets security software to the commercial, industrial and governmental marketplaces. IZZI's Intelli-Site NT provides users with a software solution that integrates existing subsystems from multiple vendors without incurring the additional costs associated with upgrades or replacement. Intelli-Site NT features a user-defined graphics interface that controls various security devices within one or multiple facilities. IZZI is also a leading provider of traffic control and safety systems within the road and bridge and perimeter security gate industries. In addition, IZZI designs, manufactures and distributes automatic gates for highway railroad crossings including FHWA-accepted safety barrier gates that are designed to prevent vehicular intrusion onto railroad crossings. IZZI conducts its design, development, manufacturing and distribution activities through two wholly owned subsidiaries:
Intelli-Site, Inc. and B&B Electromatic, Inc.

This information contains certain forward-looking statements. It is important to note that IZZI's actual results could differ materially from those projected by such forward-looking statements. Important factors that could cause actual results to differ materially from those projected in the forward-looking statements include, but are not limited to, the following: operations may not improve as projected, new products may not be accepted by the marketplace as anticipated, or new products may take longer to develop than anticipated.



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                        INTEGRATED SECURITY SYSTEMS, INC.
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   ($ in thousands, except per share amounts)


                                                           Year Ended June 30,
                                                   ----------------------------------
                                                        2001                2000
                                                   ---------------    ---------------
Sales                                              $         5,311    $         6,561
Cost of sales                                                3,625              4,369
                                                   ---------------    ---------------
Gross margin                                                 1,686              2,192

Operating expenses                                           4,842              4,977
                                                   ---------------    ---------------
Loss from operations                                        (3,156)            (2,785)

Interest expense                                              (759)              (646)
Other income (expense)                                          --                 34
                                                   ---------------    ---------------

Net loss before income taxes                                (3,915)            (3,397)
Income tax benefit                                              --                 52
                                                   ---------------    ---------------

Net loss                                           $        (3,915)   $        (3,345)

Preferred dividends                                           (229)              (107)
Beneficial conversion of debt to preferred stock            (3,188)                --
                                                   ---------------    ---------------

Net loss allocable to common stockholders          $        (7,332)   $        (3,452)
                                                   ===============    ===============

Net loss per common share                          $         (0.69)   $         (0.33)
                                                   ===============    ===============

Weighted average common and
  common equivalent shares outstanding                  10,656,034         10,508,510


                        INTEGRATED SECURITY SYSTEMS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET
                   ($ in thousands, except per share amounts)


                                                                    June 30,
                                                          ----------------------------
                                                              2001            2000
                                                          ------------    ------------
Current assets                                            $      2,130    $      2,280
Other assets                                                       670           1,053
                                                          ------------    ------------
Total assets                                              $      2,800    $      3,333
                                                          ============    ============

Current Liabilities                                       $      1,846    $      7,158
Long-term debt and other liabilities                               682             728
Preferred stock subject to redemption                            7,345              --
Total stockholders' deficit                                     (7,073)         (4,553)
                                                          ------------    ------------
Total liabilities and stockholders' equity                $      2,800    $      3,333
                                                          ============    ============





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